Exhibit 99.01

OGE Energy Corp. reports second quarter results
Enable partnership drives higher earnings

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP, today reported earnings of $0.50 per diluted share for the three months ended June 30, 2014. compared to $0.46 per diluted share for the second quarter of 2014.

OG&E, a regulated electric utility, contributed earnings of $0.38 per share in the second quarter, compared with earnings of $0.40 per share in the second quarter last year. OGE Energy’s interest in the natural gas midstream operations contributed earnings of $0.12 per share compared with earnings from Enogex of $0.07 per share in the year-ago quarter. The holding company posted breakeven results in the second quarter of 2014 compared to a loss of $0.01 per share for the same period in 2013.

“Higher earnings over the same quarter last year are primarily driven by our natural gas midstream partnership, Enable Midstream Partners,” said OGE Energy Corp. Chairman, President and CEO Pete Delaney. “The utility is performing in line with expectations and focused on implementing our regional haze compliance plan.”

Discussion of Second Quarter 2014
OGE Energy's net income was $101 million in the second quarter, compared to $92 million in the year-ago quarter.

OG&E's gross margin on revenues was $341 million in the second quarter, compared with $327 million in the comparable quarter last year. The increase in gross margin was primarily due to revenues associated with transmission projects as well as new customer growth, partially offset by mild weather. Net income at the utility declined to $77 million, compared to $79 million in the year-ago quarter primarily due to higher operating expenses.
Natural Gas Midstream Operations contributed net income to OGE Energy Corp. of $24 million for the second quarter of 2014 compared to $15 million for the same period in 2013. The increase reflects the accretive effect of the Enable transaction as well as higher gross margins in the transportation and storage business.

2014 Outlook
The Company's 2014 consolidated earnings guidance is unchanged from between $388 million to $411 million of net income, or $1.94 to $2.06 per average diluted share. This guidance assumes normal weather for the remainder of the year and the dilution associated with the initial public offering of Enable Midstream Partners. See the Company's 2013 Form 10-K for other key factors and assumptions underlying its 2014 earnings guidance.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for the rest of 2014 on Thursday, August 7, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 810,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 26.3 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures

OG&E has included in this release the non-GAAP financial measure Gross Margin. Gross Margin is defined by OG&E as operating revenues less fuel, purchased power and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies.

Reconciliation of Gross Margin to Revenue attributable to OG&E

	Three Months Ended
	March 31,
(Dollars in Millions)	2013	2012
Operating revenues	$611.8	$574.6
Cost of sales	270.9	247.6
Gross Margin	$340.9	$327.0

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions Enable Midstream Partners serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream Partners' interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable Midstream Partners' gathering and processing business and transporting by Enable Midstream Partners' interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable Midstream Partners serves; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable Midstream Partners that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2013.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such offering may be made only by means of a prospectus.
Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In millions, except per share data)
OPERATING REVENUES
Electric Utility	$611.8	$573.9	$1,172.2	$1,027.6
Natural Gas Midstream Operations	—	160.3	—	608.0
Total operating revenues	611.8	734.2	1,172.2	1,635.6
COST OF SALES
Electric Utility	270.9	243.6	564.3	444.8
Natural Gas Midstream Operations	—	127.0	—	478.8
Total cost of sales	270.9	370.6	564.3	923.6
OPERATING EXPENSES
Other operation and maintenance	111.4	122.0	223.8	270.0
Depreciation and amortization	68.3	74.4	135.5	166.3
Taxes other than income	19.4	23.3	45.0	56.4
Total operating expenses	199.1	219.7	404.3	492.7
OPERATING INCOME	141.8	143.9	203.6	219.3
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	39.3	18.5	87.2	18.5
Allowance for equity funds used during construction	0.8	1.5	1.9	2.7
Other income	3.1	4.5	4.5	19.2
Other expense	(2.1)	(4.2)	(5.4)	(10.7)
Net other income	41.1	20.3	88.2	29.7
INTEREST EXPENSE
Interest on long-term debt	37.8	36.0	72.9	75.7
Allowance for borrowed funds used during construction	(0.5)	(0.7)	(1.1)	(1.4)
Interest on short-term debt and other interest charges	2.1	2.0	3.5	4.2
Interest expense	39.4	37.3	75.3	78.5
INCOME BEFORE TAXES	143.5	126.9	216.5	170.5
INCOME TAX EXPENSE	42.7	33.9	66.4	49.5
NET INCOME	100.8	93.0	150.1	121.0
Less: Net income attributable to noncontrolling interests	—	1.3	—	6.2
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$100.8	$91.7	$150.1	$114.8

BASIC AVERAGE COMMON SHARES OUTSTANDING	199.2	198.3	199.0	198.0
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.0	199.4	199.8	199.1

BASIC EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.51	$0.46	$0.75	$0.58

DILUTED EARNINGS PER AVERAGE COMMON SHARES ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.50	$0.46	$0.75	$0.58

DIVIDENDS DECLARED PER COMMON SHARE	$0.22500	$0.20875	$0.45000	$0.41750

OGE Energy Corp.
financial and statistical data
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$217.2	$218.9	$437.7	$402.3
Commercial	149.4	146.4	273.1	252.0
Industrial	56.0	58.1	106.8	104.2
Oilfield	47.5	48.0	91.8	84.8
Public authorities and street light	56.1	56.0	104.0	97.6
Sales for resale	11.4	15.3	28.0	29.8
System sales revenues	537.6	542.7	1,041.4	970.7
Off-system sales revenues	33.2	3.3	52.2	5.4
Other	41.0	28.6	78.6	54.0
Total operating revenues	$611.8	$574.6	$1,172.2	$1,030.1
Sales of electricity - Megawatt-hour sales by classification
Residential	2.0	2.1	4.5	4.3
Commercial	1.9	1.8	3.5	3.3
Industrial	0.9	1.0	1.8	1.9
Oilfield	0.9	0.8	1.7	1.6
Public authorities and street light	0.9	0.8	1.6	1.5
Sales for resale	0.2	0.3	0.5	0.6
System sales	6.8	6.8	13.6	13.2
Off-system sales	0.8	0.1	1.2	0.2
Total sales	7.6	6.9	14.8	13.4
Number of customers	810,509	801,491	810,509	801,491
Weighted average cost of energy per kilowatt-hour - cents
Natural gas	4.690	4.374	5.188	3.884
Coal	2.138	2.304	2.142	2.295
Total fuel	2.628	3.008	2.938	2.822
Total fuel and purchased power	3.437	3.440	3.613	3.218
Degree days
Heating - Actual	205	365	2,270	2,165
Heating - Normal	203	203	2,001	2,001
Cooling - Actual	683	596	692	600
Cooling - Normal	625	625	638	638